Table of Contents
Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
The Boeing Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $5.00 per share	Rule 457(c) and Rule 457(f)(1)	30,341,050 (1)	—	$4,046,889,148.97 (1)	0.00014760	$597,320.84

Fees Previously Paid				—		—		—

Carry Forward Securities

Carry Forward Securities				—		—		—

	Total Offering Amounts					$4,046,889,148.97		$597,320.84

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$597,320.84

Table of Contents
(1)
The amount registered represents the estimated maximum number of shares of common stock, par value $5.00 per share (the “Boeing Common Stock”), of The Boeing Company (the “Registrant”) to be issued upon the completion of the merger (the “Merger”) and other transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated June 30, 2024, among the Registrant, Spirit AeroSystems Holdings, Inc., a Delaware corporation (“Spirit”), and Sphere Acquisition Corp., a Delaware corporation and wholly owned direct subsidiary of the Registrant, and is estimated as the product of (a) the maximum exchange ratio in the Merger Agreement of 0.2500 multiplied by (b) 121,364,197 shares of Class A Common Stock, par value $0.01 of Spirit (“Spirit Common Stock”), which is the sum of (i) 116,619,149 shares of Spirit Common Stock outstanding as of June 26, 2024; (ii) 3,257,517 shares of Spirit Common Stock underlying certain Restricted Stock Units and Performance Stock Units of Spirit outstanding as of August 8, 2024 (assuming award pay-outs
based on maximum performance having been achieved); (iii) 1,328,010 shares of Spirit Common Stock underlying equity awards expected to be granted prior to the closing of the Merger under Spirit’s 2014 Omnibus Incentive Plan and (iv) 159,521 shares of Spirit Common Stock expected to be issued prior to the closing of the Merger under the Spirit Employee Stock Purchase Plan.

The maximum aggregate offering price is estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act. Such amount was calculated as the product of (i) $33.35, the average of the high and low prices per share of Spirit Common Stock as of August 6, 2024, which is within five business days prior to the filing of this Registration Statement on
Form S-4,
and (ii) 121,364,197, the estimated maximum number of shares of Spirit Common Stock that may be exchanged for Boeing Common Stock, calculated as described above.

2